UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): April 25, 2007


                            FIRSTFED FINANCIAL CORP.
                            ------------------------
             (Exact name of registrant as specified in its charter)



        Delaware                1-9566                      95-4087449
        --------                ------                      ----------
(State of Incorporation) (Commission File No.) (IRS Employer Identification No.)



     401 Wilshire Boulevard, Santa Monica, California,           90401-1490
     ------------------------------------------------            ----------
         (Address of principal executive offices)                (Zip Code)


       Registrant's telephone number, including area code: (310) 319-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02  Results of Operations and Financial Condition.

     On April 25, 2007, the registrant, FirstFed Financial Corp., issued a press release setting forth the Company's first quarter 2007 earnings. A copy of this press release is attached and incorporated herein as Exhibit 99.1.

ITEM 9.01  Financial Statements and Exhibits.

      (d)  Exhibits:

           Exhibit 99.1 - Press Release dated April 25, 2007, regarding results for the first quarter 2007.

                               S I G N A T U R E S

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            FIRSTFED FINANCIAL CORP.



Dated: April 25, 2007                   By:  /s/ Douglas J. Goddard
                                                 ------------------
                                                 Douglas J. Goddard
                                                 Chief Financial Officer

                                  Exhibit 99.1

             FIRSTFED REPORTS RESULTS FOR THE FIRST QUARTER OF 2007

     Santa Monica, California, April 25, 2007 -- FirstFed Financial Corp. (NYSE-FED), parent company of First Federal Bank of California, today announced net income of $32.4 million or $1.92 per diluted share of common stock for the first quarter of 2007 compared to net income of $33.4 million or $1.97 per diluted share for the fourth quarter of 2006 and $30.8 million or $1.82 per diluted share of common stock for the first quarter of 2006. Net income decreased in the first quarter of 2007 compared to the fourth quarter of 2006 primarily due to a decrease in loan prepayment fees.

     Although average interest-earning assets for the first quarter of 2007 decreased 7% compared to the fourth quarter of 2006 and 16% compared to the first quarter of 2006, net interest income for the first quarter of 2007 was approximately the same as the fourth quarter of 2006 and the first quarter of 2006. The interest rate spread increased to 3.01% during the first quarter of 2007 from 2.90% during the fourth quarter of 2006 and 2.63% during the first quarter of 2006. Loan prepayment fees, included as part of the yield on loans, decreased to $6.4 million during the first quarter of 2007 from $7.9 million during the fourth quarter of 2006 and $7.4 million during the first quarter of 2006.

     Gain on sale of loans increased to $3.0 million during the first quarter of 2007 from $2.4 million during the fourth quarter of 2006 and $145 thousand during the first quarter of 2006. Loans sold increased to $180.5 million during the first quarter of 2007 compared to $161.8 million during the fourth quarter of 2006 and $15.1 million during the first quarter of 2006.

     Loan originations were $259.5 million for the first quarter of 2007 compared with originations of $365.1 million in the fourth quarter of 2006 and $725.8 million in the first quarter of 2006. Single family loans comprised 85% of loan originations during the first quarter of 2007 compared to 89% during both the first and fourth quarters of 2006.

     Loan payoffs and principal reductions totaled $772.5 million in the first quarter of 2007 compared to $831.8 million in the fourth quarter of 2006 and $624.8 million in the first quarter of 2006. Due to continued loan payoffs and increased loan sales, the Company's total assets decreased to $8.5 billion at March 31, 2007 from $9.3 billion at the end of 2006 and $10.6 billion at March 31, 2006.

     At March 31, 2007, negative amortization, included in the balance of loans receivable, totaled $248.5 million compared to $215.8 million at December 31, 2006 and $98.5 million at March 31, 2006. Negative amortization represents unpaid interest earned by the Bank that is added to the principal balance of the loan. Negative amortization increased by $32.7 million during the first quarter of 2007 and $150.0 million from one year ago. Negative amortization has increased over the last two years primarily due to increases in short-term interest rates. Negative amortization as a percentage of all single family loans in the Bank's portfolio totaled 4.36% at the end of the first quarter of 2007 compared to 3.44% at December 31, 2006 and 1.32% at March 31, 2006.

     The portfolio of single family loans with a one-year fixed monthly payment totaled $4.4 billion at March 31, 2007 compared to $4.6 billion at December 31, 2006 and $4.7 billion at March 31, 2006. The portfolio of single family loans with three-to-five year fixed monthly payments totaled $1.5 billion at March 31, 2007 compared to $1.8 billion at December 31, 2006 and $2.5 billion at March 31, 2006.

     A $3.8 million loan loss provision was recorded during the first quarter of 2007, compared to a $3.0 million provision recorded in the fourth quarter of 2006 and a $3.9 million provision recorded in the first quarter of 2006. Net loan charge-offs totaled $628 thousand for the first quarter of 2007 compared to $90 thousand in the fourth quarter of 2006 and $25 thousand in the first quarter of 2006. The ratio of non-performing assets to total assets was 0.46% at March 31, 2007 compared to 0.21% at the end of 2006 and 0.07% at March 31, 2006.


     Non-performing assets have been very low over the past few years due to increases in single family home prices. The recent increase in non-performing assets results primarily from the flattening of single family real estate prices overall in California. Areas such as Sacramento or San Diego that have experienced rapid growth in housing development in the past few years have seen recent declines in single family home prices. To date, the Bank's non-performing assets are due to defaults on single-family loans and are located principally in those geographic areas where rapid development of housing has caused supply to outpace demand. It is expected that non-performing assets will continue to increase until the real estate prices in these areas reach an equilibrium between buyers and sellers.

     Real estate operations resulted in a loss of $272 thousand for the first quarter of 2007 compared to a loss of $81 thousand for the fourth quarter of 2006 and a loss of $108 thousand for the first quarter of 2006. Real estate operations during the first quarter of 2007 include an $85 thousand write down of real estate owned.

     Non-interest expense was $20.7 million in the first quarter of 2007 compared to $19.8 million in the fourth quarter of 2006 and $19.9 million in last year's first quarter. The increase in operating expenses during the first quarter of 2007 was primarily due to normal salary increases, higher deposit insurance costs and increased assessments by the Office of Thrift Supervision. As a result of these expense increases and a decrease in average total assets, the ratio of non-interest expense to average total assets increased to 0.93% during the first quarter of 2007 compared to 0.82% during the fourth quarter of 2006 and 0.76% during the first quarter of 2006.

     The Bank's risk-based capital ratio was 19.69% at March 31, 2007 and its core and tangible capital ratios were 9.68%.

     The Bank purchased 144,300 shares of its common stock during the first quarter of 2007 at an average price of $63.10. Shares eligible for repurchase under the Company's stock repurchase program totaled 1,327,779 as of April 24, 2007.

     First Federal Bank of California operates 33 retail banking offices in Southern California. In keeping with the Bank's retail branch expansion plan, one new retail branch was opened in March of 2007 and the Bank plans to open three additional branches during the remainder of 2007. The Bank operates 6 lending offices in Southern and Northern California.

     This news release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to various factors, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the general business environment, interest rate fluctuations that may affect operating margin, changes in laws and regulations affecting the Company's business, the California real estate market, and competitive conditions in the business and geographic areas in which the Company conducts its business and regulatory actions. In addition, these forward-looking statements are subject to assumptions as to future business strategies and decisions that are subject to change. The Company makes no guarantees or promises regarding future results and assumes no responsibility to update such forward-looking statements.

     Contact: Douglas Goddard, Executive Vice President
              (310) 319-6014

                          KEY FINANCIAL RESULTS FOLLOW

                            FIRSTFED FINANCIAL CORP.
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (Dollars in thousands, except share data)
                                   (Unaudited)

                                                                         March 31,             December 31,
                                                                           2007                    2006
                                                                      --------------          --------------

ASSETS

Cash and cash equivalents                                             $      135,011          $      151,090
Investment securities, available-for-sale (at fair value)                    294,620                 311,850
Mortgage-backed securities, available-for-sale (at fair value)                52,846                  57,197
Loans receivable, held-for-sale (fair value of $143,762 and $143,141)        141,867                 140,860
Loans receivable, net of general allowance for loan losses of
  $112,940 and $109,768                                                    7,669,153               8,376,592
Accrued interest and dividends receivable                                     48,971                  54,812
Real estate owned                                                              5,195                   1,094
Office properties and equipment, net                                          16,683                  16,569
Investment in Federal Home Loan Bank (FHLB) stock, at cost                    89,560                 118,979
Other assets                                                                  79,490                  66,544
                                                                      --------------          --------------
                                                                      $    8,533,396          $    9,295,587
                                                                      ==============          ==============



LIABILITIES

Deposits                                                              $    5,124,181          $    5,889,881
FHLB advances                                                              1,540,000               1,490,000
Securities sold under agreements to repurchase                               898,448                 978,448
Senior debentures                                                            100,000                 100,000
Accrued expenses and other liabilities                                       139,891                 132,543
                                                                      --------------          --------------
                                                                           7,802,520               8,590,872
                                                                      --------------          --------------



COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share;
  authorized 100,000,000 shares;
  issued 23,925,596 and 23,842,934 shares;
  outstanding 16,593,000 and 16,648,338 shares                                   239                     238
Additional paid-in capital                                                    52,654                  49,610
Retained earnings                                                            804,921                 772,537
Unreleased shares to employee stock ownership plan                            (2,154)                 (2,050)
Treasury stock, at cost 7,332,596 shares and 7,194,596                      (122,885)               (113,776)
Accumulated other comprehensive loss, net of taxes                            (1,899)                 (1,844)
                                                                      --------------          --------------
                                                                             730,876                 704,715
                                                                      --------------          --------------
                                                                      $    8,533,396          $    9,295,587
                                                                      ==============          ==============

                            FIRSTFED FINANCIAL CORP.
                                 AND SUBSIDIARY
        CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE EARNINGS
                  (Dollars in thousands, except per share data)
                                   (Unaudited)

                                                                                Three months ended
                                                                                     March 31,
                                                                      --------------------------------------
                                                                            2007                 2006
                                                                      --------------          --------------

Interest income and dividend income:
     Interest on loans                                                $      163,321          $      162,588
     Interest on mortgage-backed securities                                      709                     706
     Interest and dividends on investments                                     6,387                   6,199
                                                                      --------------          --------------
        Total interest income                                                170,417                 169,493
                                                                      --------------          --------------
Interest expense:
     Interest on deposits                                                     61,065                  38,914
     Interest on borrowings                                                   34,134                  56,068
                                                                      --------------          --------------
        Total interest expense                                                95,199                  94,982
                                                                      --------------          --------------

Net interest income                                                           75,218                  74,511
Provision for loan losses                                                      3,800                   3,900
                                                                      --------------          --------------
Net interest income after provision for loan losses                           71,418                  70,611
                                                                      --------------          --------------

Other income:
     Loan servicing and other fees                                               960                     710
     Retail office fees                                                        1,686                   1,575
     Gain on sale of loans                                                     2,956                     145
     Real estate operations, net                                                (272)                   (108)
     Other operating income                                                      336                     161
                                                                      --------------          --------------
        Total other income                                                     5,666                   2,483
                                                                      --------------          --------------

Non-interest expense:
     Salaries and employee benefits                                           12,709                  12,294
     Occupancy                                                                 2,803                   2,638
     Advertising                                                                 234                     164
     Amortization of core deposit intangible                                     499                     499
     Federal deposit insurance                                                   628                     144
     Legal                                                                       471                     468
     Other expense                                                             3,317                   3,709
                                                                      --------------          --------------
        Total non-interest expense                                            20,661                  19,916
                                                                      --------------          --------------

Income before income taxes                                                    56,423                  53,178
Provision for income taxes                                                    24,039                  22,404
                                                                      --------------          --------------
Net income                                                            $       32,384          $       30,774
                                                                      ==============          ==============

Net income                                                            $       32,384          $       30,774
Other comprehensive loss, net of taxes                                           (55)                 (1,185)
                                                                      --------------          --------------
Comprehensive income                                                  $       32,329          $       29,589
                                                                      ==============          ==============

Earnings per share:
     Basic                                                            $         1.95          $         1.86
                                                                      ==============          ==============
     Diluted                                                          $         1.92          $         1.82
                                                                      ==============          ==============

Weighted average shares outstanding:
     Basic                                                                16,604,435              16,572,844
                                                                      ==============          ==============
     Diluted                                                              16,862,226              16,895,022
                                                                      ==============          ==============

                            FIRSTFED FINANCIAL CORP.
                                 AND SUBSIDIARY
                              KEY FINANCIAL RESULTS
                             (Dollars in thousands)
                                   (Unaudited)

                                                                              Quarter ended March 31,
                                                                           2007                    2006
                                                                      --------------          --------------

End of period:
     Total assets                                                     $    8,533,396          $   10,567,693
     Cash and securities                                              $      135,011          $      396,042
     Mortgage-backed securities                                       $       52,846          $       69,296
     Loans                                                            $    7,811,020          $    9,776,444
     Core deposit intangible asset                                    $          844          $        2,839
     Deposits                                                         $    5,124,181          $    5,046,661
     Borrowings                                                       $    2,538,448          $    4,821,000
     Stockholders' equity                                             $      730,876          $      605,617
     Book value per share                                             $        44.05          $        36.48
     Tangible book value per share                                    $        44.00          $        36.31
     Stock price (period-end)                                         $        56.83          $        59.81
     Total loan servicing portfolio                                   $    8,082,199          $    9,968,279
     Loans serviced for others                                        $      123,275          $       85,431
     % of adjustable mortgages                                                 97.08 %                 96.37 %

Other data:
     Employees (full-time equivalent)                                            568                    610
     Branches                                                                     33                     31

Asset quality:
     Non-accrual loans                                                $       33,945          $        7,420
     Non-performing assets                                            $       39,140          $        7,420
     Non-performing assets to total assets                                      0.46 %                  0.07 %
     General valuation allowance (GVA)                                $      112,940          $      101,433
     Allowances for impaired loans                                                --                      --
                                                                      --------------          --------------
     Allowances for loan losses                                       $      112,940                 101,433
     Allowances for loan losses as a percentage of gross
        loans receivable                                                        1.43 %                  1.03 %
     Loans sold with recourse                                         $       50,849          $       57,815
     Modified loans (not impaired)                                    $          617          $        1,959
     Impaired loans, net                                              $        7,764          $        4,315

Capital ratios:
     Tangible capital ratio                                                     9.68 %                  6.48 %
     Core capital ratio                                                         9.68 %                  6.48 %
     Risk-based capital ratio                                                  19.69 %                 13.62 %
     Net worth to assets ratio                                                  8.56 %                  5.73 %


                            FIRSTFED FINANCIAL CORP.
                                 AND SUBSIDIARY
                        KEY FINANCIAL RESULTS (continued)
                             (Dollars in thousands)
                                   (Unaudited)

                                                                                Three months ended
                                                                                     March 31,
                                                                      --------------------------------------
                                                                           2007                    2006
                                                                      --------------          --------------

Selected ratios:
     Expense ratios:
        Efficiency ratio                                                       25.54 %                 25.87 %
        Expense-to-average-assets ratio                                         0.93                    0.76
     Return on average assets                                                   1.45                    1.17
     Return on average equity                                                  18.05                   20.93

Yields earned and rates paid:
     Average yield on loans                                                     7.96 %                  6.66 %
     Average yield on securities portfolio                                      5.51                    4.72
     Average yield on all interest-earning assets                               7.81                    6.55
     Average rate paid on deposits                                              4.53                    3.39
     Average rate paid on borrowings                                            5.40                    4.39
     Average rate paid on all interest-bearing liabilities                      4.80                    3.92
     Interest rate spread                                                       3.01                    2.63
     Effective net spread                                                       3.45                    2.88

Average balances:

     Average loans                                                    $    8,209,924          $    9,763,063
     Average securities                                                      514,875                 584,985
                                                                      --------------          --------------
     Average interest-earning assets                                       8,724,799              10,348,048
                                                                      --------------          --------------
     Average deposits                                                      5,471,811               4,657,604
     Average borrowings                                                    2,564,615               5,177,816
                                                                      --------------          --------------
     Average interest-bearing liabilities                                  8,036,426               9,835,420
                                                                      --------------          --------------
     Excess of interest-earning assets over interest-bearing
        liabilities                                                   $      688,373          $      512,628
                                                                      ==============          ==============

Loan originations and purchases                                       $      259,509          $      725,766
